Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
National Beef, Inc.:

We consent to the use of our report dated April 16, 2010, with respect to the balance sheet of National Beef, Inc. as of February 27, 2010 included herein and to the reference to our firm under the heading “Experts” in this registration statement.

/s/ KPMG

Kansas City, Missouri

April 20, 2010